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PDI Reports 2013 Second Quarter Financial Results
Management to Host Conference Call Today,
August 5, 2013 at 4:30PM ET

Parsippany, N.J., August 5, 2013 - PDI, Inc. (Nasdaq: PDII), today reported financial and operational results for the second quarter ended June 30, 2013. Summary financial and operating highlights include:

•	Revenue increases of 34% to $37.2 million for the second quarter of 2013 and 35% to $80.2 million for the six months of 2013 compared to the same periods last year.

•	Operating loss of $(0.8) million for the second quarter of 2013 and an operating profit of $1.4 million for the six months of 2013.

•	Adjusted EBITDA (a non-GAAP financial measure) of $0.2 million for the 2013 second quarter and $3.1 million for the six months of 2013.

•	Signing of several new, multi-year sales contracts during the second quarter, totaling approximately $13.0 million, approximately $5.0 million of which is expected to be recorded in 2013.

Condensed Summary Statements of Continuing Operations
($'s in millions, expect per share data)

	2nd Quarter Ended		Six Months Ended
	June 30,*		June 30,*
	2013	2012	2013	2012

Revenue, net	$37.2	$27.8	$80.2	$59.5

Gross profit	6.8	6.6	15.3	13.9

Operating expenses:
Compensation expense	4.9	4.1	9.1	8.7
Other SG&A	2.8	2.8	4.8	5.8
Total operating expenses	7.7	6.9	13.9	14.5

Operating (loss) income	$(0.8)	$(0.3)	$1.4	$(0.5)

Provision for income tax	0.1	0.1	0.1	0.1
(Loss) income from continuing operations	$(0.9)	$(0.4)	$1.2	$(0.7)

Diluted (loss) income per share from continuing operations	$(0.06)	$(0.03)	$0.08	$(0.05)
*Unaudited

CEO Comments

Commenting on the results, Nancy Lurker, chief executive officer of PDI, Inc., noted, “Revenues from contracts signed in the second half of 2012 and the first half of 2013 positively impacted our top line, resulting in revenue for the second quarter of 2013 increasing 34% to $37.2 million compared to the same period last year. Gross profit increased marginally to $6.8 million although, as anticipated, our gross profit as a percentage of revenue decreased to 18% in the second quarter of 2013, from 24% in the same period last year due to increasing competitive pressures. We continue to focus on cost containment and reduction but primarily as a result of the company's announced strategic initiatives, operating expenses increased $0.8 million in the 2013 quarter compared to last year. The operating loss for the 2013 second quarter was $0.8 million compared to $0.3 million last year. Adjusted EBITDA, our measure of cash flow from the ongoing business, was $0.2 million for the quarter.”

Ms. Lurker continued, “As we have previously discussed, we entered 2013 with a strong backlog of business under contract, and we are pleased to note that during the second quarter, PDI signed additional new contracts valued at approximately $13 million, an estimated $5 million of which will fall into 2013. This brings our total new business for the year thus far to approximately $30 million, with an estimated $12 million to be recorded this year. Given the strong results through the second quarter and assuming a reasonable level of additional new business wins and no early termination of existing contracts, we continue to anticipate revenue for the full year to be approximately 25% higher than 2012. Additionally, as stated prior, we still expect our gross profit percentages to continue to decline over the course of 2013, resulting in gross profit dollars for the full year at or as much as 5% below the level achieved in 2012. We also still expect that full year operating expenses that support our core business will increase modestly compared to 2012 to support increased revenues in our Sales Services segment and in addition, we still expect to expense up to $3 million to support our strategic initiatives.

“We previously announced that 2013 would be a year of investment and expansion of our strategic focus. Given the dynamics of our current core businesses, we are committed to continuing to grow our top line, and to streamline costs while developing more predictable, higher growth and higher margin businesses. Strategically, we are also pursuing full product commercialization partnering opportunities that leverage our current PDI infrastructure and capabilities through Interpace BioPharma, our specialty biopharmaceutical division. In addition, we plan to launch a new Group DCA product that will connect health care providers, sales representatives and other promotional channels in a new and unique way.”

Second Quarter Business Review

Revenue- For the second quarter of 2013, revenue of $37.2 million was $9.4 million or 34% higher than the second quarter of 2012 driven by an increase in the company's Sales Services segment.

•
Sales Services segment revenue for the second quarter of 2013 of $32.3 million was $12.1 million higher than the second quarter of 2012 driven by 2012 multi-year new contract wins being executed in 2013.

•	Marketing Services segment revenue for the second quarter of 2013 of $1.6 million was $1.2 million lower than the second quarter of 2012 due primarily to fewer contract signings by Group DCA.

•
Product Commercialization Services segment revenue for the second quarter of 2013 of $3.3 million was $1.6 million lower than the second quarter of 2012 due to the internalization of selected commercialization activities by a customer effective October 1, 2012.

Gross Profit- For the second quarter of 2013, gross profit of $6.8 million was $0.3 million higher than the second quarter of 2012. The overall gross profit percentage however, decreased to 18% in 2013 from 24% in 2012.

•	Sales Services segment gross profit for the second quarter of 2013 of $5.3 million was $1.2 million higher than the second quarter of 2012 primarily due to the significant increase in revenue.

•	Marketing Services segment gross profit for the second quarter of 2013 of $0.6 million was $0.4 million lower than 2012 due to the decline in this segment's revenue.

•
Product Commercialization Services segment gross profit for the second quarter of 2013 of $1.0 million was $0.5 million lower compared to 2012 as a result of lower revenue due to the internalization of commercialization activities by a customer as previously mentioned.

Total Operating Expenses- Total operating expenses for the second quarter of 2013 of $7.7 million were $0.8 million higher than 2012. The net increase is primarily a result of the company's investment in strategic initiatives.

Operating Loss- The operating loss for the second quarter of 2013 was $0.8 million, compared to $0.3 million in the second quarter of 2012. The $0.5 million increase in 2013 operating loss was the result of lower margins on new business and the increase in operating expenses discussed above.

Liquidity and Cash Flow- Adjusted EBITDA (a non-GAAP measure defined in the release) for the second quarter of 2013 was $0.2 million compared to $0.8 million in the second quarter of 2012. Cash and cash equivalents at the end of the second quarter were $51.0 million, down $1.8 million from December 31, 2012 due primarily to working capital changes and capital expenditures.

As of June 30, 2013, the company's cash equivalents were predominantly invested in U.S. Treasury money market funds and the company had no commercial debt.

Non-GAAP Financial Measures

In addition to the United States generally accepted accounting principles, or GAAP, results provided throughout this document, PDI has provided certain non-GAAP financial measures to help evaluate the results of its performance. The company believes that these non-GAAP financial measures, when presented in conjunction with comparable GAAP financial measures, are useful to both management and investors in analyzing the company's ongoing business and operating performance. The company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the company's financial results in the way that management views financial results.

In this document, the company discusses Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is a metric used by management to measure cash flow of the ongoing business. Adjusted EBITDA is defined as operating income or loss, plus depreciation and amortization, non-cash stock-based compensation, and other non-cash expenses. The table below includes a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

Adjusted EBITDA (Unaudited)
($ in thousands)
	2nd Quarter Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Operating (loss) income	$(847)	$(316)	$1,406	$(537)
Depreciation and amortization	289	495	577	996
Stock compensation	722	607	1,073	1,036
Adjusted EBITDA	$164	$786	$3,056	$1,495

Conference Call

As previously announced, PDI will hold a conference call today, Monday, August 5, 2013 to discuss financial and operational results of the second quarter ended June 30, 2013 as follows:

Time: 4:30 PM (ET)
Dial-in numbers: (866) 644-4654 (U.S. and Canada) or (706) 643-1203
Conference ID#: 13699000

Live webcast: www.pdi-inc.com, under "Investor Relations"

The teleconference replay will be available three hours after completion through August 9, 2013 at (800) 585-8367 (U.S. and Canada) or (404) 537-3406. The replay pass code is 13699000. The archived web cast will be available for one year.

About PDI, Inc.

PDI is a leading health care commercialization company providing superior insight-driven, integrated multi-channel message delivery to established and emerging health care companies. The company is dedicated to enhancing engagement with health care practitioners and optimizing commercial investments for its clients by providing strategic flexibility, full product commercialization services, innovative multi-channel promotional solutions, and sales and marketing expertise. For more information, please visit the company's website at http://www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI's actual results to be materially different from those expressed or implied by any forward-looking statement. For example, with respect to statements regarding projections of future revenues, growth and profitability, actual results may differ materially from those set forth in this release based on the loss, early termination or significant reduction of any of our existing service contracts, the failure to meet performance goals in PDI's incentive-based arrangements with customers or the inability to secure additional business. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2012, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

(Tables to Follow)

PDI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenue, net	$37,245	$27,809	$80,168	$59,486
Cost of services	30,396	21,239	64,846	45,550
Gross profit	6,849	6,570	15,322	13,936

Compensation expense	4,914	4,069	9,069	8,651
Other selling, general and administrative expenses	2,782	2,817	4,847	5,822
Total operating expenses	7,696	6,886	13,916	14,473
Operating (loss) income	(847)	(316)	1,406	(537)
Other expense, net	(24)	(15)	(34)	(15)
(Loss) income from continuing operations before
income tax	(871)	(331)	1,372	(552)
Provision for income tax	64	63	128	145
(Loss) income from continuing operations	(935)	(394)	1,244	(697)
(Loss) income from discontinued operations, net of tax	52	(45)	(2)	(14)

Net (loss) income	$(883)	$(439)	$1,242	$(711)

Basic (loss) income per share of common stock:
From continuing operations	$(0.06)	$(0.03)	$0.08	$(0.05)
From discontinued operations	—	—
Net (loss) income per basic share of common stock	$(0.06)	$(0.03)	$0.08	$(0.05)

Diluted (loss) income per share of common stock:
From continuing operations	$(0.06)	$(0.03)	$0.08	$(0.05)
From discontinued operations	—	—
Net (loss) income per diluted share of common stock	$(0.06)	$(0.03)	$0.08	$(0.05)

Weighted average number of common shares and
common share equivalents outstanding:
Basic	14,713	14,569	14,691	14,553
Diluted	14,713	14,569	15,154	14,553

Segment Data (Unaudited)
($ in thousands)

	Sales	Marketing	PC
	Services	Services	Services*	Consolidated
Three months ended June 30, 2013:
Revenue, net	$32,294	$1,644	$3,307	$37,245
Gross profit	$5,252	$638	$959	$6,849
Gross profit %	16.3%	38.8%	29.0%	18.4%

Three months ended June 30, 2012:
Revenue, net	$20,149	$2,802	$4,858	$27,809
Gross profit	$4,028	$1,035	$1,507	$6,570
Gross profit %	20.0%	36.9%	31.0%	23.6%

Six months ended June 30, 2013:
Revenue, net	$70,519	$3,185	$6,464	$80,168
Gross profit	$12,571	$1,022	$1,729	$15,322
Gross profit %	17.8%	32.1%	26.7%	19.1%

Six months ended June 30, 2012:
Revenue, net	$43,518	$5,865	$10,103	$59,486
Gross profit	$8,981	$2,270	$2,685	$13,936
Gross profit %	20.6%	38.7%	26.6%	23.4%

* Product Commercialization (PC) Services

Selected Balance Sheet Data (Unaudited)
($ in thousands)
	June 30,	December 31,
	2013	2012

Cash and cash equivalents	$51,023	$52,783

Total current assets	$70,797	$71,583
Total current liabilities	33,783	36,390
Working capital	$37,014	$35,193

Total assets	$77,277	$78,447
Total liabilities	$39,562	$42,817
Total stockholders' equity	$37,715	$35,630

Selected Cash Flow Data (Unaudited)
($ in thousands)
	Six Months Ended June 30,
	2013	2012

Net income (loss)	$1,242	$(711)
Non-cash items:
Depreciation and amortization	577	996
Stock-based compensation	1,073	1,036
Other	71	71
Net change in assets and liabilities	(3,537)	(8,233)
Net cash used in operations	$(574)	$(6,841)

Change in cash and cash equivalents	$(1,760)	$(7,399)